Exhibit 99.1

Imperial Oil Limited 237 - 4th Avenue S.W. Calgary, AB T2P 0H6	News Release

Imperial Oil approves Kearl oil sands project

Calgary, May 25, 2009—Imperial Oil Limited today announced its board of directors has approved the first phase of the Kearl oil sands project, a surface mining operation northeast of Fort McMurray, Alberta.

The Kearl project is envisioned to be developed in three phases and could ultimately produce more than 300,000 barrels a day of bitumen. The first phase of the project, expected to begin production in late 2012 with total production to average 110,000 barrels per day, is anticipated to cost about $8 billion or approximately $4.50 per barrel to construct.

Imperial Oil is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. It is one of the country’s largest producers of crude oil and natural gas, is the nation’s largest petroleum refiner, and has a leading market share in petroleum products sold through a coast-to-coast supply network that includes about 1,900 service stations.

For further information:

Investor relations Mark Stumpf (403) 237-4537	Media relations Gordon Wong (403) 237-2710